                                                FILED PURSUANT TO RULE 424(b)(3)
                                           REGISTRATION STATEMENT NO. 333-131184

                        RAPTOR NETWORKS TECHNOLOGY, INC.

               PROSPECTUS SUPPLEMENT NO. 2 DATED NOVEMBER 28, 2007
                       TO PROSPECTUS DATED OCTOBER 2, 2007

The prospectus of Raptor Networks Technology, Inc. (the "Company," "we," "us," "our") dated October 2, 2007 (Registration Statement No. 333-131184), as previously supplemented by prospectus supplement no. 1 dated November 15, 2007, is further supplemented to include the following new or updated information:


The "Selling Security Holders' Table" contained in the prospectus is updated to reflect changes in beneficial ownership of the selling security holders named below:

The second entry in the table on page 57 of the prospectus is amended and superceded by the following entry:

                             SHARES OF COMMON STOCK BENEFICIALLY     SHARES OF COMMON STOCK            SHARES OF COMMON STOCK
                                   OWNED PRIOR TO OFFERING                BEING OFFERED           BENEFICALLY OWNED AFTER OFFERING
        NAME OF             -------------------------------------    ------------------------    -----------------------------------
      BENEFICIAL
        OWNER                    NUMBER             PERCENTAGE                                      NUMBER           PERCENTAGE
------------------------    ---------------      ----------------                                -------------    ------------------
Brookstreet Securities
Corporation (c)             1,020,094 (233)            1.59%           1,020,094   (s)  (233)           -                   -


An entry is added to the bottom of the Selling Security Holders' Table for Jamie Mieko Hamamoto as follows:

                             SHARES OF COMMON STOCK BENEFICIALLY     SHARES OF COMMON STOCK            SHARES OF COMMON STOCK
                                   OWNED PRIOR TO OFFERING                BEING OFFERED           BENEFICALLY OWNED AFTER OFFERING
        NAME OF             -------------------------------------    ------------------------    -----------------------------------
      BENEFICIAL
        OWNER                    NUMBER             PERCENTAGE                                      NUMBER           PERCENTAGE
-------------------------   -----------------    ----------------                                -------------    ------------------
Jamie Mieko Hamamoto (a)      42,770 (259)               *            42,770    (y)   (259)           -                   -


Footnote (c) on page 58 of the prospectus is amended and superceded by the following:

(c) Brookstreet Securities Corporation has represented to us that it is a SEC-registered broker-dealer. With respect to 668,245 shares of common stock offered by Brookstreet Securities Corporation hereunder, it has represented to us that it is not acting as an underwriter in this offering, it acquired the shares in the ordinary course of business as transaction-based compensation for investment banking services, and at the time of such acquisition, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares. With respect to 351,849 shares of common stock offered by Brookstreet Securities Corporation hereunder, it did not acquire such shares in the ordinary course of business as transaction-based compensation for investment banking services and, therefore, is deemed by the SEC to be acting as an underwriter with respect to these shares.

Footnote (y) is added to page 61 of the prospectus as follows:

(y) The shares of common stock offered by the selling security holder hereunder were acquired by the selling security holder upon exercise of Series H Warrants assigned from Brookstreet Securities Corporation, which acquired the warrants pursuant to the transactions described in footnote (k) above.


Footnote 233 on page 69 of the prospectus is amended and superceded by the following:

(233) Includes 1,020,094 shares of common stock held by Brookstreet Securities Corporation, the power to vote or dispose of which is held by Stanley C. Brooks as President and CEO of Brookstreet Securities Corporation. In addition, 200,000 shares of common stock and 50,000 shares underlying Series G Warrants are held in the name of NFS, FMTC,
         FBO: Stanley Clifton Brooks IRA 0JR-567469, which shares are also being offered under this prospectus.

Footnote 259 is added to page 70 of the prospectus as follows:

(259) Includes 42,770 shares of common stock received upon the exercise of Series H Warrants assigned from Brookstreet Securities Corporation.

                      (end of prospectus supplement no. 2)